As filed with the Securities and Exchange Commission on July 26, 1995
                                                     Registration No. 33-______


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           THE LIPOSOME COMPANY, INC.
             (Exact name of Registrant as specified in its charter)
                    Delaware                                               22-
2370691
                    (State or other jurisdiction
(I.R.S. Employer
                    of incorporation or organization)
Identification Number)
                                One Research Way
                           Princeton Forrestal Center
                           Princeton, New Jersey 08540
                                 (609) 452-7060
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                                Charles A. Baker
                      Chairman and Chief Executive Officer
                           The Liposome Company, Inc.
                                One Research Way
                           Princeton Forrestal Center
                           Princeton, New Jersey 08540
                                 (609) 452-7060
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all communications to:

             Mark R. Baker, Esq.
               Dewey Ballantine
         1301 Avenue of the Americas
        New York, New York 10019-6092
                (212) 259-8000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. "
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. x
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. "
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. "
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. x
                       CALCULATION OF REGISTRATION FEE
         TITLE OF EACH CLASS OF           PROPOSED MAXIMUM      AMOUNT OF
      SECURITIES TO BE REGISTERED            AGGREGATE      REGISTRATION FEE
                                         OFFERING PRICE(1)
Common Stock, par value $0.01 per share  $16,500,000        $5,690
 (1) Estimated solely for the purpose of calculating the registration fee pursuant to rule 457(o) based on the last sale price of the Common Stock reported on the Nasdaq Stock Market on July 25, 1995.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
1

                               Subject to Completion

                     Preliminary Prospectus dated July 26, 1995

                             THE LIPOSOME COMPANY, INC.

                          1,500,000 Shares of Common Stock
                                   $.01 par value




     The Company's Common Stock is quoted on the Nasdaq National Market under the symbol LIPO. On July 25, 1995, the last reported sale price for the Company's Common Stock was $11.00 per share.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECUR ITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Liposome Company, Inc. (the "Company") from time to time may offer up to an aggregate of 1,500,000 shares of its Common Stock par value $.01 per share (the "Common Stock"). The specific number of shares, public offering price, and other specific terms of sale of the Common Stock in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement ("Prospectus Supplement"). The Company may sell the Common Stock through underwriters, through dealers, directly to one or more institutional purchasers or through agents. See "Plan of Distribution".

                  The date of this Prospectus is ___________, 1995
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional Offices: Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and 13th Floor, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

     Additional information regarding the Company and the shares offered hereby is contained in the Registration Statement on Form S-3 and the exhibits thereto filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to the Company and the shares, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Company's Common Stock is quoted on the Nasdaq National Market, and such reports, proxy statements and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.


        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1995 and the Company's Current Report on Form 8-K dated July 26, 1995 filed by the Company with the Commission are hereby incorporated by reference in this Prospectus. All documents filed by the Company with the Commission pursuant to section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to Carol J. Gillespie, Vice President, General Counsel and Secretary, at the Company's principal executive offices at One Research Way, Princeton Forrestal Center, Princeton, New Jersey 08540 (telephone (609) 452-
7060).


                          THE COMPANY

     The Liposome Company, Inc. (the "Company") is a leading biotechnology company engaged in the discovery, development and recently, the commercialization of proprietary lipid and liposome-based pharmaceuticals for the treatment, prevention and diagnosis of inadequately treated, life-threatening illnesses. The Company is incorporated under the laws of the State of Delaware. The Company's principal offices and laboratories are located at One Research Way, Princeton Forrestal Center, Princeton, New Jersey 08540 and its telephone number is (609) 452-7060.


                          THE OFFERING

     The Company from time to time may offer up to an aggregate of 1,500,000 shares of Common Stock. The specific number of shares, public offering price, and other specific terms of sale of the Common Stock in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement. The Company may sell the Common Stock through underwriters, through dealers, directly to one or more institutional purchasers or through agents.
See "Plan of Distribution."


                      PLAN OF DISTRIBUTION

     The Company may sell the Common Stock (i) through underwriters; (ii) through dealers; (iii) directly to one or more institutional purchasers; or (iv) through agents. The Prospectus Supplement sets forth the terms of the offering of the Common Stock offered thereby, including the name or names of any underwriters, dealers, purchasers or agents, the purchase price of such Common Stock and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Common Stock may be listed. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Common Stock may be sold directly by the Company or through any firm designated by the Company from time to time. The Prospectus Supplement sets forth the name of any agent involved in the offer or sale of the Common Stock in respect of which the Prospectus Supplement is delivered and any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

     Underwriters, dealers and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933. Underwriters, dealers and agents may engage in transactions with or perform services for the Company in the ordinary course of business.


                         LEGAL MATTERS

     Certain legal matters in connection with this offering will be passed upon for the Company by Dewey Ballantine, 1301 Avenue of the Americas, New York, New York 10019.

                            EXPERTS

     The consolidated balance sheets as of December 31, 1994 and 1993 and the consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994, incorporated by reference in this Registration Statement, have been incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting.
                            PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  EXPENSES OF ISSUANCE AND DISTRIBUTION.
SEC registration fee                          $5,690
Nasdaq National Market Listing Fee                              17,500
Accountants' fees and expenses*                                 2,500
Legal fees and expenses*                                        5,000
Miscellaneous*                                                  1,310
                                          Total                 $32,000
_____________
* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law, among other things, and subject to certain conditions, authorizes the Company to indemnify its officers and directors against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such an officer or director. The By-laws of the Company provide for indemnification of its officers and directors to the full extent authorized by law.

     The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty or loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived any improper personal benefit. Any repeal or modification of the foregoing amendment after its adoption by the stockholders of the Company will not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

     The Board of Directors and the Company's stockholders have approved the use of an indemnification agreement (the "Indemnification Agreement"). The Indemnification Agreement requires that the Company indemnify directors and executive officers who are parties thereto in all cases to the fullest extent permitted by applicable Delaware law. This contract right to indemnification gives all directors and executive officers protection against a subsequent adverse change in the Company's indemnification provisions in its By-laws or a change of control of the Company.

     The Company has obtained an insurance policy insuring its officers and directors for certain acts in connection with their services as such.

ITEM 16.  EXHIBITS

     The following exhibits are filed as part of this Registration Statement:

Exhibit No.              Description of Document

               4.1 ---- Provisions of the Articles of Incorporation of the Registrant defining rights of holders of Common Stock of the Registrant (Exhibit 3(i)-01 to the Company's annual report on Form 10-K for the year ended December 31, 1994, incorporated herein by reference thereto).

               4.2 ---- Provisions of the By-laws of the Registrant defining rights of holders of the Common Stock of the Registrant (Exhibit
               4.5 to Registration Statement No. 33-23292, incorporated herein by reference thereto).

               5    ---- Opinion of Dewey Ballantine.

               23.1 ---- Consent of Dewey Ballantine (included in Exhibit 5).

               23.2 ---- Consent of Coopers & Lybrand L.L.P.

               24   ---- Power of Attorney (included in the Registration
               Statement, page II-3).


ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for the indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                            SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized,in the Township of Plainsboro, State of New Jersey on the 26th day of July, 1995.

                                                                 THE LIPOSOME
                                   COMPANY, INC.

                                                                 By:    /s/
                                   CHARLES A. BAKER
                                          Charles A. Baker
                                   Chairman of the Board of Directors,
                                   President,
                                    Chief Executive Officer and Director

     Know all men by these presents, that each person whose signature appears below constitutes and appoints Charles A. Baker and Carol J. Gillespie, and each or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on the 26th day of July, 1995 in the capacities indicated.


     /s/  CHARLES A. BAKER                   Chairman of the Board of Directors,
President, Chief
          Charles A. Baker                   Executive Officer and Director
(Principal Executive Officer)

                                   /s/  EDWARD G. SILVERMAN
                                   Executive Vice President and Chief
                                   Operating Officer
          Edward G. Silverman

     /s/  BROOKS BOVEROUX                    Vice President, Finance, Chief
Financial Officer and Treasurer
          Brooks Boveroux                    (Principal Financial Officer)

     /s/  DENNIS RODRIGUES                   Controller (Principal Accounting
Officer)
          Dennis Rodrigues

     /s/  JAMES G. ANDRESS                   Director
          James G. Andress

     /s/  MORTON COLLINS, Ph.D.              Director
          Morton Collins, Ph.D.

     /s/  STUART F. FEINER                   Director
          Stuart F. Feiner

     /s/  ROBERT F. HENDRICKSON              Director
          Robert F. Hendrickson

                                   Director
          Bengt Samuelsson, M.D.

     /s/  JOSEPH T. STEWART, JR.             Director
          Joseph T. Stewart, Jr.

     /s/  GERALD WEISSMANN, M.D.             Director
          Gerald Weissmann, M.D.

     /s/  HORST WITZEL, DR. - ING.           Director
          Horst Witzel, Dr. - Ing.





                                 EXHIBIT  INDEX


Exhibit No.              Description of Document

               4.1 ---- Provisions of the Articles of Incorporation of the Registrant defining rights of holders of Common Stock of the Registrant (Exhibit 3(i)-01 to the Company's annual report on Form 10-K for the year ended December 31, 1994, incorporated herein by reference thereto).

               4.2 ---- Provisions of the By-laws of the Registrant defining rights of holders of the Common Stock of the Registrant (Exhibit
               4.5 to Registration Statement No. 33-23292, incorporated herein by reference thereto).

               5    ---- Opinion of Dewey Ballantine.

               23.1 ---- Consent of Dewey Ballantine (included in Exhibit 5).

               23.2 ---- Consent of Coopers & Lybrand L.L.P.

               24   ---- Power of Attorney (included in the Registration
               Statement, page II-3).



                                DEWEY BALLANTINE

                           1301 AVENUE OF THE AMERICAS
                               NEW YORK 10019-6092
                  TELEPHONE 212 259-8000 FACSIMILE 212 259-6333



                         July 26, 1995



FILED VIA EDGAR

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

             Re:  The Liposome Company, Inc.
                  Registration Statement on Form S-3

Ladies and Gentlemen:

     On behalf of The Liposome Company, Inc. (the "Company") and pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and Rule 101(a) of Regulation S-T under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we transmit herewith for filing a Registration Statement on Form S-3 relating to the public offering of up to 1,500,000 shares of the Company's Common Stock.

     The filing fee in the amount of $5,690 as calculated under Rule 457 of the Securities Act, was submitted by wire transfer to the Commission's account at Mellon Bank.

     Please contact the undersigned at (212) 259-6658 if you have any questions or comments with respect to the foregoing.

                         Very truly yours,

                         /s/ Alexandra R. O'Mara

                         Alexandra R. O'Mara

cc:  Nasdaq National Market






                1301 AVENUE OF THE AMERICAS
                    NEW YORK 10019-6092
       TELEPHONE 212 259-8000 FACSIMILE 212 259-6333




                                   EXHIBIT  5
                           OPINION OF DEWEY BALLANTINE

                              July 26, 1995



The Liposome Company, Inc.
One Research Way
Princeton Forrestal Center
Princeton, New Jersey  08450

Ladies and Gentlemen:

          We have acted as counsel to The Liposome Company, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-3 on the date hereof (the "Registration Statement") relating to the public offering of up to 1,500,000 shares (the "Stock") of the Company's Common Stock, $.01 par value per share.

          Based on the foregoing, it is our opinion that:

          1.  The issuance of the Stock has been lawfully and duly authorized;
and

          2. When the Stock has been issued, delivered and sold upon the terms stated in the Registration Statement, the Stock will be legally issued, fully paid and nonassessable.

          We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the references to this firm on the cover of the Registration Statement and under the heading "Legal Matters" in the Prospectus included in such Registration Statement.

                              Very truly yours,

                              /s/ Dewey Ballantine





                                  EXHIBIT 23.2

                       CONSENT OF COOPERS & LYBRAND L.L.P.




     We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated February 2, 1995 on our audits of the financial statements of The Liposome Company, Inc. We also consent to the reference to our firm under the captions "Experts".




Princeton, New Jersery

July 26, 1995